"CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS."


                                                                   EXHIBIT 10.1


                     YAMANOUCHI ASSIGNMENT, ASSUMPTION AND
                           MASTER AMENDMENT AGREEMENT

                                     among

                               GPDC PARTNERSHIP,
                      YAMANOUCHI PHARMACEUTICAL CO., LTD.,
                              GI-YAMANOUCHI, INC.,
                            GENETICS INSTITUTE, INC.
                                      and
                                  GI JJV, INC.



                                  June 1, 1995

                                   TABLE OF CONTENTS
                                                                                    Page

INTRODUCTION                                                                         1

ARTICLE I.   DEFINITIONS

         1.1     Additional Sublicensee                                              2
         1.2     Advanced Clinical Trials                                            2
         1.3     Affiliate                                                           3
         1.4     BMP-2                                                               3
         1.5     Confidential Information                                            3
         1.6     Core Clinical Trials                                                3
         1.7     Distributor                                                         3
         1.8     GPDC Factors                                                        4
         1.9     Improvements                                                        4
         1.10    IND                                                                 4
         1.11    JJV Sublicense Agreement                                            4
         1.12    Know-How                                                            4
         1.13    License Agreement                                                   4
         1.14    Licensed Products                                                   5
         1.15    Master Loan Agreement                                               5
         1.16    NDA                                                                 5
         1.17    Net Sales                                                           5
         1.18    Organizational Agreement                                            7
         1.19    Partnership Agreement                                               7
         1.20    Party                                                               7
         1.21    Patent Rights                                                       7
         1.22    Research Agreement                                                  7
         1.23    Territory                                                           8
         1.24    Valid Claim                                                         8

ARTICLE II.      ASSIGNMENT AND ASSUMPTION OF PATENT AND
                 KNOW-HOW LICENSES AND RELATED RIGHTS AND OBLIGATIONS

         2.1     Assignment                                                          8
         2.2     Assumption                                                          8
         2.3     Consent                                                             8
         2.4     Sublicenses                                                         9

ARTICLE III.  PAYMENT, PATENT AND KNOW-HOW ROYALTIES

         3.1     Payment                                                             9
         3.2     Royalties                                                           9
         3.3     Reports and Payment                                                10
         3.4     Foreign Royalties                                                  11


         3.5     Records                                                            11

ARTICLE IV.TESTING, SCALE-UP AND COMMERCIALIZATION

         4.1     Obligations of the GPDC                                            12
         4.2     Obligations of YAMANOUCHI                                          12
         4.3     Manufacture Right and Obligation                                   13

ARTICLE V.       INTELLECTUAL PROPERTY RIGHTS

         5.1     Ownership of Technology                                            13
         5.2     Improvements                                                       14
         5.3     Responsibility for Patenting of GPDC Technology                    14
         5.4     Infringement                                                       15
         5.5     Claimed Infringement                                               18

ARTICLE VI.      CONFIDENTIAL INFORMATION

         6.1     Treatment of Confidential Information                              19
         6.2     Release from Restrictions                                          19
         6.3     Publications                                                       20

ARTICLE VII.  TERMINATION

         7.1     Term                                                               21
         7.2     Termination for Breach                                             21
         7.3     Termination of License Agreement                                   22
         7.4     Disposition of Licensed Products                                   22
         7.5     Survival of Obligations; Return of Confidential Information        22

ARTICLE VIII.    MISCELLANEOUS

         8.1     Product Liability indemnification                                  23
         8.2     Publicity                                                          24
         8.3     Assignment                                                         24
         8.4     Governing Law                                                      25
         8.5     Force Majeure                                                      25
         8.6     Waiver                                                             25
         8.7     Notices                                                            26
         8.8     No Agency                                                          27
         8.9     Exports                                                            28
         8.10    Entire Agreement                                                   29
         8.11    Headings                                                           29
         8.12    Severability                                                       30
         8.13    Successors and Assigns                                             30
         8.14    Counterparts                                                       30

                     YAMANOUCHI ASSIGNMENT, ASSUMPTION AND
                           MASTER AMENDMENT AGREEMENT

         AGREEMENT dated as of June 1, 1995 among GPDC PARTNERSHIP, a Delaware general partnership having its principal place of business at 87 CambridgePark Drive, Cambridge, Massachusetts 02140 (hereinafter referred to as the "GPDC"), YAMANOUCHI PHARMACEUTICAL CO., LTD., a Japanese corporation, having its principal place of business at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103, Japan (hereinafter referred to as "YAMANOUCHI"), GI-YAMANOUCHI, INC., a Japanese corporation, having its principal place of business at Higashi Azabu Annex, 1-10-13 Higashi Azabu, Minato-ku, Tokyo 106, Japan (hereinafter referred to as the "JJV"), GENETICS INSTITUTE, INC., a Delaware corporation, having its principal place of business at 87 CambridgePark Drive, Cambridge, Massachusetts 02140 (hereinafter referred to as "GI") and GI JJV, INC., a Delaware corporation and wholly-owned subsidiary of GI, having its principal place of business at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 (hereinafter referred to as the "GJV").

                                  INTRODUCTION

         1. The GPDC has been assigned an exclusive, worldwide license from GI to all osteogenic and chondrogenic factors identified, isolated, purified and/or cloned by GI for the purpose of developing, using, formulating, filling and finishing, distributing and selling products derived from such factors.

         2. The JJV has exclusively licensed from the GPDC the right to develop, use, fill and finish, distribute and sell products derived from certain of such factors, including rhBMP-2, in Japan under the JJV Sublicense Agreement.

         3. The JJV desires to assign to YAMANOUCHI that portion of the JJV Sublicense Agreement pertaining to the right to develop, use, fill and finish, distribute and sell products derived from rhBMP-2 in Japan, and YAMANOUCHI desires to assume any and all rights and obligations of the JJV under the JJV Sublicense Agreement pertaining to rhBMP-2, on the terms and conditions set forth in this Agreement.

         4. The GPDC desires to consent to such assignment by the JJV and assumption by YAMANOUCHI of the rights and obligations pertaining to rhBMP-2 in Japan, on the terms and conditions set forth in this Agreement.

         5. With regard to GPDC Factors other than rhBMP-2, GI and YAMANOUCHI agree that they will discuss in good faith how such GPDC Factors should be treated, when they become ready for development in Japan, including applicability of the framework for rhBMP-2 set forth in this Agreement.

         6. To the extent this Agreement contemplates amendments of the JJV Sublicense

Agreement, the License Agreement, the Organizational Agreement, the Master Loan Agreements and the Partnership Agreement, such amendments are made by the execution, by the necessary parties, of this Agreement and/or any Exhibits attached hereto. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the GPDC, YAMANOUCHI, the JJV, GI and the GJV agree as follows:


                            ARTICLE I.  DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

         1.1. "ADDITIONAL SUBLICENSEE" means a sublicensee of the GPDC other than GI, YAMANOUCHI or the JJV.

         1.2. "ADVANCED CLINICAL TRIALS" means all preclinical and clinical trials necessary and appropriate in order to file IND's and NDA's which will be sufficient to obtain approval to develop, use, fill and finish, distribute and sell Licensed Products in the Territory, other than the Core Clinical Trials.

         1.3. "AFFILIATE" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.3, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such noncorporate entities.

         1.4. "BMP-2" means recombinant human bone morphogenetic protein-two, or rhBMP-2, which is identified as BMP-2 in Schedule A of the Partnership Agreement.

         1.5. "CONFIDENTIAL INFORMATION" means all proprietary information and materials, patentable or otherwise, including DNA sequences, vectors, cells, substances, formulations, techniques, methodology, equipment, data, reports, know-how, sources of supply, patent positioning and business plans, including any negative developments, which are communicated to, learned of, developed or otherwise acquired by either Party, and any other information designated by the disclosing Party in writing as confidential or proprietary, whether or not related to BMP-2.

         1.6. "CORE CLINICAL TRIALS" means Core Clinical Trials as such term is defined in the Partnership Agreement.

         1.7. "DISTRIBUTOR" means a third party which is not an Affiliate of YAMANOUCHI and which is a distributor, wholesaler or other entity purchasing Licensed Products from YAMANOUCHI or its Affiliate or sublicensee for resale.

         1.8. "GPDC FACTORS" means GPDC Factors as such term is defined in the Partnership Agreement.

         1.9. "IMPROVEMENTS" means any information, patentable or otherwise, developed or acquired (by license or otherwise) by YAMANOUCHI (other than technical information developed, applied or acquired solely pursuant to the terms of Section 2.1 of this Agreement) during the term of this Agreement and which relates to BMP-2, which information is reasonably necessary or is required to develop, use, manufacture, distribute and/or sell Licensed Products.

         1.10. "IND" means an Investigational New Drug Application or its equivalent or any corresponding foreign application or registration.

         1.11. "JJV SUBLICENSE AGREEMENT" means the JJV Sublicense Agreement between the GPDC and the JJV dated as of September 20, 1990.

         1.12. "KNOW-HOW" means all technical information, patentable or otherwise, of the GPDC, acquired (by license or otherwise) by the GPDC (other than technical information developed, applied or acquired solely pursuant to the terms of Section 5.2 of this Agreement) as of the date of this Agreement or hereafter developed, applied or acquired (by license or otherwise) by the GPDC (other than technical information developed, applied or acquired solely pursuant to the terms of Section 5.2 of this Agreement) during the term of this Agreement in connection with BMP-2, relating to the identification, characterization, use or production of BMP-2 which is reasonably necessary or is required to develop, use, manufacture, distribute and/or sell Licensed Products.

         1.13. "LICENSE AGREEMENT" means the License Agreement between GI and GI Japan, Inc. ("GIA") dated as of May 30, 1990, which License Agreement has been irrevocably assigned and transferred by GIA to the GPDC.

         1.14. "LICENSED PRODUCTS" means any and all BMP-2 and any and all formulations, mixtures or compositions thereof which, or the use, making or manufacturing of which, is covered by a Valid Claim of any of the Patent Rights and/or embodies any Know-How.

         1.15. "MASTER LOAN AGREEMENT" means each Master Loan Agreement dated as of April, 1993, between the JJV and the GJV and between the JJV and YAMANOUCHI.

         1.16. "NDA" means a New Drug Application or its equivalent or any corresponding foreign application or registration.

         1.17. "NET SALES" means the aggregate United States dollar equivalent of gross revenues derived by or payable to YAMANOUCHI, its Affiliates and sublicensees from or on account of the sale of Licensed Products to independent third parties, less (a) reasonable credits or allowances, if any, actually granted on account of, and reasonably allocable to, Licensed Products, based on price adjustments or on discounts or rebates paid to Distributors, (b) reasonable credits or allowances, if any, actually granted on account of recalls, rejection or return of Licensed Products previously sold,
(c) excises, sales taxes, consumption taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind) and (d) separately itemized transportation and insurance costs incurred in shipping Licensed Products to such independent third parties. Upon request of YAMANOUCHI, the Parties agree to discuss the substitution of a deduction of a fixed percentage of Net Sales in lieu of the itemized deduction set forth in subsection (d). No deduction shall be made for any item of cost incurred by YAMANOUCHI, its Affiliates or sublicensees in preparing, manufacturing, shipping or selling Licensed
Products except as permitted pursuant to clauses (a), (b), (c) and (d) of the foregoing sentence. Net Sales shall not include any transfer between YAMANOUCHI and any of its Affiliates or sublicensees for resale. If YAMANOUCHI or its Affiliate or sublicensee sells Licensed Products to a Distributor, Net Sales shall be deemed to be the gross revenues received by YAMANOUCHI and/or the applicable Affiliate or sublicensee from the sale of Licensed Products to the Distributor. In the event that YAMANOUCHI or any of its Affiliates or sublicensees shall make any transfer of Licensed Products to independent third parties for other than monetary value, such transfer shall be considered a sale hereunder for accounting and royalty purposes. Net Sales for any such transfers shall be the average price of "arms length" sales by YAMANOUCHI, its Affiliates or sublicensees in the Territory during the royalty reporting period in which such transfer occurs or, if no such "arms length" sales occurred in the Territory during such period, during the last period in which such "arms length" sales occurred. If no "arms length" sales have occurred in the Territory, Net Sales for any such transfer in the Territory shall be agreed upon by the GPDC and YAMANOUCHI. Notwithstanding the foregoing, no transfer of Licensed Products for test or developmental purposes or as samples shall be considered a sale hereunder for accounting and royalty purposes. In the event that YAMANOUCHI or any of its Affiliates or sublicensees shall sell Licensed Products together with other products of YAMANOUCHI, its Affiliates or sublicensees to independent third parties at a price which is less than the average price of "arms length" sales in the Territory for the royalty reporting period in which such sales occur (such sales to be excluded from the calculation of the average price of "arms length" sales), Net Sales for any such sales shall be the average price of "arms length" sales by YAMANOUCHI, its Affiliates and sublicensees in the Territory during the royalty reporting period in which such sales occur. If no "arms length" sales shall have occurred in the Territory during such period, the relevant reference factor shall be the last royalty reporting period in which such "arms length" sales occurred. If no "arms length" sales have occurred in the Territory, Net Sales for such sales shall be agreed upon by the GPDC and YAMANOUCHI.

         1.18. "ORGANIZATIONAL AGREEMENT" means the Organizational Agreement among GI, GJV and YAMANOUCHI dated as of June 30, 1990 establishing the JJV.

         1.19. "PARTNERSHIP AGREEMENT" means the Partnership Agreement between GIA and YAMANOUCHI dated as of May 30, 1990 establishing the GPDC.

         1.20. "PARTY" means the GPDC or YAMANOUCHI; "Parties" means the GPDC and YAMANOUCHI.

         1.21. "PATENT RIGHTS" means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) acquired (by license or otherwise) by the GPDC (other than technical information developed, applied or acquired solely pursuant to the terms of
Section 5.2 of this Agreement) as of the date of this Agreement or hereafter developed, applied or acquired (by license or otherwise) by the GPDC (other than technical information developed, applied or acquired solely pursuant to the terms of Section 5.2 of this Agreement) during the term of this Agreement in connection with BMP-2, relating to the identification, characterization, use or production of BMP-2 which are reasonably necessary or are required to develop, use, manufacture, distribute and/or sell Licensed Products.

         1.22. "RESEARCH AGREEMENT" means the Research and Development Agreement between GI and the GPDC dated as of May 30, 1990.

         1.23.   "TERRITORY" means Japan.

         1.24. "VALID CLAIM" means a claim of an unexpired patent which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision, or the claim of a patent application which has not been on file for more than seven years.


                     ARTICLE II.  ASSIGNMENT AND ASSUMPTION
                      OF PATENT AND KNOW-HOW LICENSES AND
                         RELATED RIGHTS AND OBLIGATIONS

         2.1. ASSIGNMENT. The JJV hereby irrevocably assigns, transfers and conveys to YAMANOUCHI any and all of its rights, obligations and interests under that portion of the JJV Sublicense Agreement pertaining to the right to develop, use, fill and finish, distribute and sell products derived from BMP-2 in the Territory. The foregoing assignment, transfer and conveyance is coupled with an interest and shall be irrevocable and survive any liquidation or dissolution of the JJV. The JJV shall be relieved of any and all obligations and responsibilities with respect to BMP-2 under the Organizational Agreement and the JJV Sublicense Agreement except that the provisions of Article VII of the Organizational Agreement and Article VI of the JJV Sublicense Agreement, which pertain to Confidential Information, shall remain in effect.

         2.2. ASSUMPTION. YAMANOUCHI hereby agrees to assume, and to fully perform, pay and discharge, any and all of the JJV's rights, obligations and interests under that portion of the JJV Sublicense Agreement pertaining to the right to develop, use, fill and finish, distribute and sell products derived from BMP-2 in the Territory on the terms and conditions set forth therein, as amended by the terms and conditions set forth in this Agreement.

         2.3 CONSENT. The GPDC hereby consents to such assignment by the JJV and assumption by YAMANOUCHI.

         2.4. SUBLICENSES. In the event that YAMANOUCHI intends to grant a sublicense of the rights assigned and assumed under this Agreement to a third party or third parties, YAMANOUCHI shall so inform the GPDC prior to granting such sublicense and will consider in good faith any recommendations made by the GPDC with respect to the sublicensing of such

"CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS."


rights. A copy of each sublicense agreement entered into by YAMANOUCHI under this Agreement shall be furnished to the GPDC promptly after execution thereof.


              ARTICLE III. PAYMENT, PATENT AND KNOW-HOW ROYALTIES

         3.1. PAYMENT. YAMANOUCHI shall make payments to the JJV in the amounts and at the times indicated below:

         Time of Payment                                    Amount
         ****************************                       ***************

         *****************************                      ***************
         *********************************
         ***************************

Notwithstanding any provisions in the Master Loan Agreement to the contrary, the JJV shall promptly (but not later than 90 days) repay on a pro rata basis to each of the GJV and YAMANOUCHI the outstanding loans from the GJV and YAMANOUCHI, respectively, out of all payments so made by YAMANOUCHI as aforesaid.

         3.2.    ROYALTIES.

                 (a) YAMANOUCHI shall pay to the GPDC during the term of the license granted to the JJV in Section 2.1 of the JJV Sublicense Agreement and assigned to YAMANOUCHI under Section 2.1 above earned royalties at a rate equal to *** of Net Sales on all Net Sales made by YAMANOUCHI, its Affiliates and sublicensees of Licensed Products which fall within the definition of Licensed Products by virtue of involving (i) a Valid Claim under the Patent Rights or (ii) Know-How. Under no circumstances shall YAMANOUCHI be obligated to pay royalties under both subsections (i) and (ii) above; only one royalty shall be due with respect to each sale of a Licensed Product.

                 (b) Royalties based upon Licensed Products involving a Valid Claim under the Patent Rights shall be payable with respect to Net Sales in the Territory where the Licensed Products are used, manufactured , distributed or sold in which there is a Valid Claim under Patent Rights. Royalties based upon Licensed Products involving Know-How shall be payable for a period of ** years after the first commercial sale of Licensed Products in the Territory.

                 (c) Upon the expiration in accordance with the last sentence of Section 3.2 (b) of the royalty obligations set forth in Section 3.2
(a) with respect to any Know-How in the Territory, the licenses granted under
Section 2.1 of the JJV Sublicense Agreement and assigned to YAMANOUCHI under
Section 2.1 above with respect to such Know-How in the Territory shall become fully paid exclusive licenses.

                 (d) Notwithstanding the provisions of the distribution of profits in Article VI

"CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS."


of the Partnership Agreement, **************** of the royalties payable to the GPDC under Section 3.2 (a), or *** of Net Sales shall be distributed in full to GI, with the remaining *************, or ** of Net Sales being distributed as set forth in the Partnership Agreement.

         3.3 REPORTS AND PAYMENT. YAMANOUCHI shall deliver to the GPDC (a) within 30 days after the end of the calendar quarters ended June 30 and December 31 of each year and (b) within 60 days after the end of the calendar quarters ended March 31 and September 30 of each year, a written report showing its computation of royalties due under this Agreement upon Net Sales by YAMANOUCHI, its Affiliates and sublicensees during such calendar quarter. All Net Sales shall be segmented in each such report according to sales by YAMANOUCHI, each of its Affiliates and each sublicensee, including the rates of exchange used to convert such royalties to United States dollars from the currency in which such sales were made. For the purposes hereof, the rates of exchange to be used for converting royalties hereunder to United States dollars shall be those in effect for the purchase of dollars at any leading Japanese bank mutually agreeable to the GPDC and YAMANOUCHI, on the day on which payment is due. YAMANOUCHI, simultaneously with the delivery of each such report, shall tender payment in United States dollars of all royalties shown to be due thereon.

         3.4. FOREIGN ROYALTIES. Where royalties are due to the GPDC hereunder for sales of Licensed Products in the Territory where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for YAMANOUCHI, any of its Affiliates or sublicensee to transfer royalty payments to the GPDC for Net Sales in the Territory, such royalties shall be deposited in whatever currency is permitted by the person or entity not able to make the transfer for the benefit or credit of the GPDC in an accredited bank in the Territory that is acceptable to the GPDC.

         3.5. RECORDS. YAMANOUCHI shall keep, and shall require all applicable Affiliates and sublicensees to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties payable hereunder. During the term of this Agreement and for a period of one year following its termination, the GPDC shall have the right from time to time (not to exceed twice during each calendar year) at its sole cost and expense to inspect, or have an agent, accountant or other representative inspect, such books, records and supporting data.


              ARTICLE IV.  TESTING, SCALE-UP AND COMMERCIALIZATION

         4.1. OBLIGATIONS OF THE GPDC. The GPDC agrees to use its best efforts to:

                 (a) disclose to YAMANOUCHI, on an on-going basis, in writing, all laboratory, animal, clinical, production and other scientific data in the GPDC's possession as may be useful to YAMANOUCHI in performing its responsibilities hereunder;

                 (b)      arrange for the conduct of all Core Clinical Trials;

                 (c) disclose to YAMANOUCHI, in writing, the results of all Core Clinical

"CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS."

Trials; and
                 (d) disclose to YAMANOUCHI, in writing, the results of all Advanced Clinical Trials conducted by GI and the Additional Sublicensees to the extent permitted by law.

         4.2. OBLIGATIONS OF YAMANOUCHI. YAMANOUCHI agrees to bear any costs for the Advanced Clinical Trials in the Territory conducted by the JJV under the JJV Sublicense Agreement after November 30, 1994 and to use its best efforts to:

(a)      conduct all Advanced Clinical Trials in the Territory;

                 (b) disclose to the GPDC, in writing, the results of all Advanced Clinical Trials conducted by it to the extent permitted by law;

                 (c) prepare and file all government applications necessary to obtain approvals to import, develop, use, fill and finish, distribute and sell Licensed Products in the Territory;

                 (d) provide for formulation of Licensed Products on a commercial scale but only if so instructed by the GPDC;

                 (e) provide for preparation and finishing of the final dosage form of Licensed Products on a commercial scale; and

                 (f) market, directly or indirectly, Licensed Products in the Territory on a commercial basis after receipt of all necessary approvals for marketing by applicable government regulatory agencies; and

                 (g) continue to coordinate the development and marketing program for the Licensed Products in Japan with the GPDC's other sublicensees for the Licensed Products, but in a manner more typical of global development co-ordination for in-licensed products.

         4.3. MANUFACTURE RIGHT AND OBLIGATION. GI shall have the right and obligation to supply YAMANOUCHI, its Affiliates and sublicensees with 100% of their requirements of bulk BMP-2 for all preclinical, clinical and commercial purposes. All bulk BMP-2 supplied by GI to YAMANOUCHI shall be supplied directly to YAMANOUCHI in accordance with a separate supply agreement in accordance with the terms set forth in the License Agreement; provided, however, notwithstanding the provisions in Section 4.4 of the License Agreement, GI shall supply commercial bulk BMP-2 to YAMANOUCHI at a price equal to ***** of Net Sales.


                   ARTICLE V.   INTELLECTUAL PROPERTY RIGHTS

         5.1. OWNERSHIP OF TECHNOLOGY. Ownership of the Patent Rights and Know-How shall be determined by reference to the Partnership Agreement, the License Agreement and the Research Agreement. As used herein, the term "GPDC Technology" means all Patent Rights and Know-How.

         5.2. IMPROVEMENTS. YAMANOUCHI shall own the entire right, title and interest in and to all Improvements. To the extent that YAMANOUCHI develops, or otherwise acquires the right to grant a license covering any Improvement to the Licensed Products, YAMANOUCHI hereby grants to the GPDC a non-exclusive, royalty-free license, including the right to grant sublicenses, to such Improvement to develop, use, manufacture, fill and finish, distribute and/or sell all Licensed Products (as defined herein and as defined in the Partnership Agreement) outside the Territory.

         5.3.    RESPONSIBILITY FOR PATENTING OF GPDC TECHNOLOGY.

                 (a) Except as otherwise provided in the Partnership Agreement, the License Agreement and in this Agreement, the GPDC shall have the right and responsibility to decide whether or not to seek or continue to seek or maintain patent protection on any GPDC Technology in the Territory, and shall have the right, at its expense, to file for, procure and maintain patents on any GPDC Technology in the Territory.

                 (b) If the GPDC elects not to seek or continue to seek or maintain patent protection on any GPDC Technology in the Territory, YAMANOUCHI shall have the right, at its expense, to file, prosecute and maintain patents in the Territory on such GPDC Technology, except as otherwise provided in the Partnership Agreement and the License Agreement. Any such patents shall be filed, prosecuted, issued and maintained in the name designated by the GPDC. The GPDC agrees to advise YAMANOUCHI of all decisions taken under subsection
(a) above in a timely manner in order to allow YAMANOUCHI to protect its rights under this subsection (b).

                 (c) Each Party shall provide the other Party with copies of all substantive communications from all patent offices regarding applications or patents on any GPDC Technology promptly after the receipt thereof. Each Party shall provide the other Party with copies of all proposed substantive communications to such patent offices in sufficient time before the due date in order to enable the other Party an opportunity to comment on the content thereof.

                 (d) Each Party shall make available to the other Party or its authorized attorneys, agents or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for the GPDC Technology. Each Party shall sign or use its best efforts to have signed all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents at no charge to the other Party.

         5.4.    INFRINGEMENT.

                 (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known infringement or suspected infringement of any of the Patent Rights in the Territory, or (ii) unauthorized use or misappropriation of Know-How or Confidential Information by a third party in the Territory of which it becomes aware, and shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

                 (b) Except as provided in paragraph (d) below, the GPDC shall have the right to initiate an infringement or other appropriate suit anywhere in the Territory against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights or of using without proper authorization all or any portion of the Know-How. The GPDC shall give YAMANOUCHI sufficient advance notice of its intent to file said suit and the reasons therefor, and shall provide YAMANOUCHI with an opportunity to make suggestions and comments regarding such suit. The GPDC shall keep YAMANOUCHI promptly informed, and shall from time to time consult with YAMANOUCHI regarding the status of any such suit and shall provide YAMANOUCHI with copies of all documents filed in, and all written communications relating to, such suit.

                 (c) The GPDC shall have the sole and exclusive right to select counsel for any suit referred to in subsection (b) above and shall, except as provided below, pay all expenses of the suit, including without limitation attorneys' fees and court costs. YAMANOUCHI, in its sole discretion, may elect, within 60 days after the commencement of such litigation, to contribute to the costs incurred by the GPDC in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration for past infringement received by the GPDC as a result of such litigation shall be shared by the GPDC and YAMANOUCHI pro rata based on their respective sharing of the costs of such litigation. In the event that YAMANOUCHI elects not to contribute to the costs of such litigation, the GPDC shall be entitled to retain any damages, royalties, settlement fees or other consideration for past infringement resulting therefrom. If necessary, YAMANOUCHI shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. YAMANOUCHI shall offer reasonable assistance to the GPDC in connection therewith at no charge to the GPDC except for reimbursement of reasonable out-of-pocket expenses, including salaries of YAMANOUCHI personnel, incurred in rendering such assistance. YAMANOUCHI shall have the right to participate and be represented in any such suit by its own counsel at its own expense. The GPDC shall not settle any such suit involving rights of YAMANOUCHI without obtaining the prior written consent of YAMANOUCHI, which consent shall not be unreasonably withheld.

                 (d) In the event that the GPDC elects not to initiate an infringement or other appropriate suit pursuant to subsection (b) above, the GPDC shall promptly advise YAMANOUCHI of its intent not to initiate such suit, and YAMANOUCHI shall have the right, at the expense of YAMANOUCHI, of initiating an infringement or other appropriate suit against any third party who at any time has infringed, or is suspected of infringing, any of the Patent Rights or of using without proper authorization all or any portion of the Know-How. In exercising its rights pursuant to this subsection (d), YAMANOUCHI shall have the sole and exclusive right to select counsel and shall, except as provided below, pay all expenses of the suit including without limitation attorneys' fees and court costs. The GPDC, in its sole discretion, may elect, within 60 days after the commencement of such litigation, to contribute to the costs incurred by YAMANOUCHI in connection with such litigation and, if it so elects, any damages, royalties, settlement fees or other consideration for past infringement received by YAMANOUCHI as a result of such litigation shall be shared by YAMANOUCHI and the GPDC pro rata based on their respective sharing of the costs of such litigation. In the event that the GPDC elects not to contribute to the costs of such litigation, YAMANOUCHI shall be entitled

"CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS."

to retain any damages, royalties, settlement fees or other consideration for past infringement resulting therefrom. If necessary, the GPDC shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At YAMANOUCHI's request, the GPDC shall offer reasonable assistance to YAMANOUCHI in connection therewith at no charge to YAMANOUCHI except for reimbursement of reasonable out-of-pocket expenses, including salaries of GPDC personnel, incurred in rendering such assistance. The GPDC shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

         5.5.    CLAIMED INFRINGEMENT.

                 (a) In the event that a third party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, either Party or any of their respective Affiliates or sublicensees, claiming infringement of its patent rights or unauthorized use or misappropriation of its know-how, based upon an assertion or claim arising out of the development, use, manufacture, distribution or sale of Licensed Products, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. The GPDC agrees to make available to YAMANOUCHI its advice and counsel regarding the technical merits of any such claim.

                 (b) If YAMANOUCHI, in order to operate under or exploit the licenses granted under Article II of this Agreement in the Territory, must make payments (including without limitation royalties, option fees or license fees) to one or more third parties to obtain a license or similar right in the absence of which the GPDC Technology could not legally be used in connection with the development, use, manufacture, distribution or sale of Licensed Products in the Territory, YAMANOUCHI may deduct from royalties thereafter payable to the GPDC on Net Sales in the Territory an amount equal to up to *** of such third party payments, provided that the total royalties otherwise due to the GPDC on Net Sales in the Territory in any year shall not be reduced by more than *** as a result of such deduction.

                 (c) This Section 5.5 states the entire responsibility of the GPDC in the case of any claimed infringement or violation of any third party's patent rights or unauthorized use or misappropriation of any third party's know-how.


                     ARTICLE VI.  CONFIDENTIAL INFORMATION

         6.1. TREATMENT OF CONFIDENTIAL INFORMATION. Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees or agents.

         6.2. RELEASE FROM RESTRICTIONS. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

                 (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party or its Affiliates; or

                 (b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed without restriction to the receiving Party or its Affiliates by an independent, unaffiliated third party rightfully in possession of the Confidential Information (but only to the extent of the rights received from such third party); or

                 (c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates; or

                 (d) is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

         6.3. PUBLICATIONS. The following restrictions shall apply with respect to the disclosure in scientific journals or publications by any Party or any employee or consultant of any Party relating to any scientific work performed relating to BMP-2:

                 (a) a Party (the "publishing Party") shall provide the other Party with an advance copy of any proposed publication (which may be in draft form) relating to BMP-2, and such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve patent rights or know-how licensed to or owned in whole or in part by the GPDC or YAMANOUCHI, or are otherwise necessary to promote or protect the interests of the GPDC or YAMANOUCHI, and the incorporation of such recommended changes shall not be unreasonably refused;

                 (b) if such other Party informs the publishing Party, within 30 days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on any patent rights or know-how licensed to or owned in whole or in part by the GPDC or YAMANOUCHI, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as proposed. In the case of inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved; and

                 (c) if such other Party informs the publishing Party, within 30 days of receipt of an advance copy of a proposed publication, that such publication in its reasonable judgment could be expected to have a material adverse effect on the interests of the GPDC or YAMANOUCHI, the Parties shall discuss the publication and, if mutually agreeable, the publishing Party shall, to the extent permitted by its agreements with its employees and consultants, delay or prevent such publication as agreed.


                           ARTICLE VII.  TERMINATION

         7.1. TERM. This Agreement shall remain in effect until terminated in accordance with the provisions of this Article VII or until the last to expire of the licenses granted pursuant to Section 2.1 of the JJV Sublicense Agreement and assigned to YAMANOUCHI pursuant to Section 2.1 hereof.

         7.2. TERMINATION FOR BREACH. Each Party shall be entitled to terminate this Agreement by written notice to the other Party in the event that the other Party shall be in default of any of its obligations hereunder, and shall fail to remedy any such default within 60 days after notice thereof by the non-breaching Party. Any such notice shall specifically state that the non-breaching Party intends to terminate this Agreement in the event that the breaching Party shall fail to remedy the default. Upon termination of this Agreement pursuant to this Section 7.2, neither Party shall be relieved of any obligations incurred prior to such termination. In the event that the GPDC terminates this Agreement pursuant to this Section 7.2, the GPDC shall be entitled to receive from YAMANOUCHI, at no cost to the GPDC, non-exclusive rights in and to all Improvements, all laboratory, animal, clinical, production and other scientific data and such other information and documents in YAMANOUCHI's possession that the GPDC may require in order to apply for approval of applicable government regulatory agencies to develop, use, fill and finish, distribute and sell Licensed Products in the Territory.

         7.3.    TERMINATION OF LICENSE AGREEMENT.   In the event of any
termination of the License Agreement, this Agreement shall terminate immediately.

         7.4.    DISPOSITION OF LICENSED PRODUCTS.   Upon any termination of
this Agreement pursuant to Section 7.2 or 7.3, YAMANOUCHI shall within 30 days of the effective date of such termination notify the GPDC in writing of the amount of Licensed Products which YAMANOUCHI, its Affiliates and sublicensees then have completed and in their possession, the sale of which would, but for the termination, be subject to royalty, and YAMANOUCHI, its Affiliates and sublicensees shall thereupon be permitted during the six months following such termination to sell that amount of Licensed Products, provided that YAMANOUCHI shall pay the aggregate royalty thereon at the conclusion of the earlier of the last such sale or such six months period. Except as provided above, all sublicenses granted by YAMANOUCHI shall forthwith terminate upon the termination of this Agreement.

         7.5. SURVIVAL OF OBLIGATIONS; RETURN OF CONFIDENTIAL INFORMATION. Notwithstanding any termination of this Agreement, the obligations of the Parties under Sections 5.5 and 8.1 and Article VI of this Agreement, as well as under any other provisions which by their nature are intended to survive any
such termination, shall survive and continue to be enforceable.   Upon any
termination of this Agreement pursuant to Section 7.2 or 7.3, each Party shall promptly return to the other Party all written Confidential Information, and all copies thereof, of the other

Party.


                         ARTICLES VIII.   MISCELLANEOUS

         8.1.    PRODUCT LIABILITY INDEMNIFICATION.

                 (a) YAMANOUCHI agrees to defend the GPDC, its agents, directors, officers and employees at YAMANOUCHI's cost and expense, and will indemnify and hold harmless the GPDC, its agents, directors, officers and employees, from and against any and all losses, costs, damages, fees or expenses ("Losses") arising out or in connection with the development, use, filling and finishing, distribution or sale of any Licensed Product, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Licensed Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made, provided that the foregoing indemnity shall not apply to the extent that any such Losses are due to the gross negligence or willful misconduct, illegal or unlawful acts or omissions, or breach of this Agreement or any of the Basic Agreements (as defined in the Partnership Agreement) of or by the GPDC. In the event of any such claim against the GPDC or any agent, director, officer or employee, the GPDC shall promptly notify YAMANOUCHI in writing of the claim and YAMANOUCHI shall manage and control, at its sole expense, the defense of the claim and its settlement. The GPDC shall cooperate with YAMANOUCHI and may, at its option and expense, be represented in any such action or proceeding. YAMANOUCHI shall not be liable for any litigation costs or expenses incurred by the GPDC without YAMANOUCHI's written authorization.

                 (b) The GPDC agrees to defend YAMANOUCHI, its agents, directors, officers and employees at the GPDC's cost and expense, and will indemnify and hold harmless YAMANOUCHI, its agents, directors, officers and employees, from and against any and all Losses due to the gross negligence, or wilful misconduct, illegal or unlawful acts or omissions, or breach of this Agreement or any of the Basic Agreements (as defined in the Partnership Agreement) of or by the GPDC, including, but not limited to, any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any Licensed Product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form in which any such claim is made. In the event of any such claim against YAMANOUCHI or any agent, director, officer or employee, YAMANOUCHI shall promptly notify the GPDC in writing of the claim and the GPDC shall manage and control, at its sole expense, the defense of the claim and its settlement. YAMANOUCHI shall cooperate with the GPDC and may, at its option and expense, be represented in any such action or proceeding. The GPDC shall not be liable for any litigation costs or expenses incurred by YAMANOUCHI without the GPDC's written authorization.

         8.2. PUBLICITY. None of any party hereto (nor any affiliate of any party hereto) shall have the right to originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of an arrangement among the parties hereto, without the prior written approval of other parties hereto, which approval shall not be unreasonably withheld, except as otherwise required by law.

         8.3. ASSIGNMENT. Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of other parties hereto, except to a party who acquires all or substantially all of the business of the assigning party hereto by merger, sale of assets or otherwise. Notwithstanding the foregoing, in the event of a dissolution of the GPDC, the GPDC shall have the right to assign this Agreement, or its rights or obligations under this Agreement, to either or both of its Partners (as such term is defined in the Partnership Agreement).

         8.4. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

         8.5. FORCE MAJEURE. In the event that any party hereto is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any acts, exercise, assertion or requirement of governmental authority; epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy; or any other cause beyond the reasonable control of the party hereto invoking this Section 8.5 if such party shall have used its best efforts to avoid such occurrence, such party shall give notice to other parties hereto in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

         8.6. WAIVER. The waiver by any party hereto of a breach or a default of any provision of this Agreement by any other party hereto shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any party hereto to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

         8.7. NOTICES. Any notice or other communication in connection with this Agreement must be in writing and if by mail, by registered mail, return receipt requested, and if transmitted by telecopier, with a copy sent by mail in accordance with this Section 8.7, and shall be effective when delivered to the addressee at the address or telecopier number listed below or such other address or telecopier number as the addressee shall have specified in a notice actually received by the addressor.

         If to the GPDC:  GPDC Partnership
                          c/o GI Japan, Inc.
                          87 CambridgePark Drive
                          Cambridge, Massachusetts 02140
                          Telecopier: (617) 876-5851
                          Attention:  President

                                  GPDC Partnership
                                  c/o Yamanouchi Pharmaceutical Co., Ltd.
                                  3-11, Nihonbashi-Honcho 2-chome,
                                  Chuo-ku, Tokyo 103, Japan
                                  Telecopier: (81-3) 3244-3054
                                  Attention:  Director of the Board

         If to YAMANOUCHI:        Yamanouchi Pharmaceutical Co., Ltd.
                                  3-11, Nihonbashi-Honcho 2-chome,
                                  Chuo-ku, Tokyo 103, Japan
                                  Telecopier: (81-3) 3244-3054
                                  Attention:  Director of the Board

         If to the JJV:           GI-Yamanouchi, Inc.
                                  c/o Genetics Institute, Inc. of Japan
                                  Higashi Azabu Annex
                                  1-10-13 Higashi Azabu
                                  Minato-ku, Tokyo 106 Japan
                                  Telecopier: (81-3) 3589-2778
                                  Attention:  Managing Director

                                  GI-Yamanouchi, Inc.
                                  c/o Yamanouchi Pharmaceutical Co., Ltd.
                                  3-11, Nihonbashi-Honcho 2-chome,
                                  Chuo-ku, Tokyo 103, Japan
                                  Telecopier: (81-3) 3244-3054
                                  Attention:  Director of the Board

         If to GI:                Genetics Institute, Inc.
                                  87 CambridgePark Drive
                                  Cambridge, Massachusetts 02140
                                  Telecopier: (617) 876-5851
                                  Attention:  President

         If to GJV:               GI JJV, INC.
                                  c/o Genetics Institute, Inc. of Japan
                                  Higashi Azabu Annex,
                                  1-10-13 Higashi Azabu,
                                  Minato-ku, Tokyo 106, Japan
                                  Telecopier: (81-3) 3589-2778
                                  Attention:  Managing Director

         8.8. NO AGENCY. Nothing herein shall be deemed to constitute any party hereto as the agent or representative of any other party(ies) hereto, or all the parties hereto as joint ventures or partners for any purpose.
YAMANOUCHI shall be an independent contractor, not an employee or partner of the GPDC, and the manner in which YAMANOUCHI renders its services under this Agreement shall be within YAMANOUCHI's sole discretion.
None of any party hereto shall be responsible for the acts or omissions of any other party(ies) hereto, and none of any party hereto will have authority to speak for, represent or obligate any other party(ies) hereto in any way without prior written authority from such other party(ies).

         8.9.    EXPORTS.

                 (a) The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving the necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party. The Parties agree that regardless of any disclosure made by the Party receiving an export of an ultimate destination of any technical data, materials or products, the receiving Party will not reexport either directly or indirectly, any technical data, material or products without first obtaining the applicable validated or general license from the United States Department of Commerce, United States Food and Drug Administration and/or any other agency or department of the United States Government, as required. The receiving Party shall provide the exporting Party with any information, certifications or other documents which may be reasonably required in connection with such exports under the Export Administration Act of 1979, as amended, its rules and regulations, the Federal Food, Drug and Cosmetic Act and other applicable export laws.

                 (b) Without limitation of the foregoing, and in support of maintaining a general license for the export of technical data under this Agreement, a Party receiving an export agrees to not knowingly export or reexport any technical data or materials furnished to such Party under this Agreement, any part thereof or any direct product thereof, directly or indirectly, without first obtaining permission to do so from the United States Department of Commerce, the United States Food and Drug Administration and/or other appropriate United States governmental agencies, into Afghanistan, the People's Republic of China, South Africa or Namibia, Iran, Iraq, Syria or any other country with respect to which the United States maintains terrorist or foreign policy controls, or any of those countries listed from time to time in supplements to Part 770 to Title 15 of the Code of Federal Regulations in Country Groups Q, S, W, Y or Z , which, as of March 1993 are as follows: Group Q (Romania), Group S (Libya), Group W (Czech Republic, Slovakia and Poland), Group Y (Albania, Bulgaria, Cambodia, Estonia, Laos, Latvia, Lithuania, Mongolian People's Republic and the republics which formerly constituted the Union of Soviet Socialist Republics) and Group Z (Cuba, North Korea and Vietnam).

         8.10. ENTIRE AGREEMENT. This Agreement contains the full understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the parties concerned hereto by their respective officers thereunto duly authorized.

         8.11. HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

         8.12. SEVERABILITY. In the event that any provision of this Agreement is held by a court of competent jurisdiction or by any competition or other regulatory authority to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, such provision shall be deemed not to have taken effect from the date of this Agreement and the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties hereto shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, and the parties hereto shall negotiate in good faith with each other and with such court or competition or regulatory authority with a view to modifying this Agreement in a manner which as closely as is reasonably practicable reflects the commercial objectives and effect of this Agreement as originally signed.

         8.13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

         8.14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

                                    GPDC PARTNERSHIP
                                             by:   GI JAPAN, INC.
                                             by:  /s/ Jack Morgan
                                                 -------------------------
                                             by:   YAMANOUCHI USA, INC.
                                             by: /s/ Shigeo Morioka
                                                --------------------------

                                    YAMANOUCHI PHARMACEUTICAL CO., LTD.
                                    by: /s/ Masayoshi Onoda
                                       -----------------------------------


                                    GI-YAMANOUCHI, INC.
                                    by:  /s/ Mamoru Adachi
                                       -----------------------------------
                                    by:  /s/ Kuni Yamamoto
                                       -----------------------------------

                                    GENETICS INSTITUTE, INC.
                                    by:  /s/ Gabriel Schmergel
                                       -----------------------------------

                                    GI JJV, INC.
                                    by:  /s/ Tuan Ha-Ngoc
                                       -----------------------------------